CONSULTING SERVICES AGREEMENT

THIS AGREEMENT is entered into on the 9th day of February, 2010, effective as of the **1st** day of **February, 2010** (the "Effective Date"), by and between Global Resource Corporation, a Nevada corporation with address being 1000 Atrium Way, Atrium One, Suite 100, Mount Laurel, NJ 08054 ("GBRC") and Jeff Andrews, Individually ("Andrews) with address being 8 Cushman Road, Rosemont, Pennsylvania 19010.

BACKGROUND

A. GBRC wishes to engage Andrews to provide general consulting services including serving as CFO/Treasurer/SEC Compliance Officer, and other tasks requested by the CEO of GBRC. This Consulting Services Agreement acknowledges and replaces Andrews' Employment Agreement entered into September 2008 with GBRC, which becomes void upon execution of this Consulting Services Agreement.

B. Andrews wishes to accept such engagement on the terms and conditions set forth herein, and agrees to release GBRC under his Employment Agreement, but accepts the terms and conditions under this Consulting Services Agreement.

NOW THEREFORE, in consideration of the mutual agreements contained herein, the parties agree as follows:

1. **Services Provided**. Andrews shall assist GBRC in all its SEC compliance issues, as well as other special projects requested by the CEO, Board of Directors Auditing Committee, and COB.

Andrews shall provide priority services under the terms of this Agreement for an expected minimum of 140 hours per month and additionally as directed from time to time by the CEO, Board of Directors Auditing Committee, and COB of GBRC during the Term of this Agreement (collectively, the "Services").

2. **Consideration:**

GBRC and Andrews agree that the compensation consideration reflected below acknowledges and replaces the Employment Agreement of September 2008.

GBRC acknowledges that under Andrews' previous Employment Contract severance provisions, Andrews is due 12 months of salary at $180,000.00, as well as earned stock and stock warrants and other designated benefits (see breakdown attached and incorporated as Exhibit A), which is valued at $204,845.00. For the $204,845.00 balance owed Andrews, GBRC will pay total cash over the twelve month period $120,000 at $10,000.00 a month (payable twice a month on the 15th and 30th of each month) and the balance in Employee Stock Incentive Plan shares at a price of 10% discount off the market price when shares are issued. Andrews agrees not to sell more than 7,500 shares per week for the length of this consulting contract.

In addition, GBRC acknowledges that Andrews was entitled to 1,000,000 stock warrants at a price of $1.18 a share, which 400,000 of these warrants have already vested on September 2009.

Andrews is owed 600,000 stock warrants of a stock price of $1.18 a share vesting on January 31, 2011 which Andrews can exercise a portion or a full amount of stock warrants within 24 months from the vesting date. If the company terminates Andrews before the termination date of this

Agreement then Andrews will be entitled to the unpaid warrants at $1.18 a share.

If GBRC terminates Andrews under this Consulting Agreement anytime after six (6) months, then GBRC shall immediately pay Andrews the remaining six months compensation in the form of a 25% cash balance payment, and the balance in S-8 shares priced at 10% off the market.

GBRC acknowledges that they owe Andrews $139,000.00 plus accrued interest at 5% for two (2) years for past consideration outside the scope of his employment with GBRC. This totals $153,248.00. Andrews has agreed to accept one-half of this amount in Employee Stock Incentive Plan shares, as well as the other one-half in Rule 144 restricted shares, as well as taking into account a 24% tax implication for Andrews accepting these shares in this manner. This equates out to 250,000 Employee Stock Incentive Plan shares and 250,000 Rule 144 restricted shares. The price of these shares is established on the date issued.

GBRC will issue shares in compliance with SEC Rules and Regulations governing consulting agreements. GBRC and Andrews agree that upon mutual agreement they can extend this agreement for another 12 month term under the same terms and conditions. Under Section 8 of this Agreement, either party may terminate the agreement after six months by giving notice to the other party.

This represents the total compensation GBRC owes Andrews. GBRC will issue the share warrants in compliance with the SEC rules and regulations.

3. **Additional Reimbursement**. GBRC agrees to reimburse Andrews for travel and lodging incurred on behalf of GBRC domestically. GBRC will also reimburse Andrews for attending seminars and seminar dues during his engagement as a consultant to GBRC. Andrews will submit these proposed expenses for pre-approval by GBRC before they are incurred. GBRC will pay Andrews within 10 working days after receipt of these expenses.

4. **Term.** This Agreement shall commence on the Effective Date and shall continue until January 31, 2011 (the `Term"), or unless otherwise terminated in accordance with the provisions set forth in Section 8.

5. **Proprietary Rights; Disclosures of Intellectual Property.** All work performed under this Agreement, and all Services, materials, products, deliverables developed or prepared for GBRC by Andrews under this Agreement, are the property of GBRC and all title and interest therein shall vest in GBRC and shall be deemed to be a Work Made for Hire and made in the course of performing the Services. To the extent that title to any such works may not, by operation of law, vest in GBRC or such works may not be considered Works Made for Hire under applicable law, all rights, title and interest therein are hereby irrevocably assigned to GBRC. All such materials shall belong exclusively to GBRC, with GBRC having the right to obtain and to hold in its own name, copyrights, registrations or such other protection as may be appropriate to the subject matter, and any extensions and renewals thereof. Andrews agrees to give GBRC and any person designated by GBRC, reasonable assistance required to perfect the rights defined in this Paragraph without further payment or compensation.

Unless otherwise requested by GBRC, upon the completion of the Services to be performed under this Agreement or upon the earlier termination of this Agreement (other than upon default for non-payment by GBRC that is not later cured either through written agreement of the parties hereto or through satisfaction by GBRC of a judgment against it to make such payments), Andrews shall immediately turn over to GBRC all materials and deliverables acquired or developed by Andrews pursuant to this Agreement.

6. **Confidential Information.** GBRC and Andrews each acknowledge the sensitivity of the subject matter of this Agreement. Any specifications, drawings, sketches, models, samples, data, computer programs (including all source code and object code) or documentation, technical information, methods of operation, GBRC client information or other business information or confidential information of either GBRC or Andrews (the "Confidential Information") and furnished or disclosed by one party to the other hereunder shall be deemed the property of and, when in tangible form, shall be returned to the providing party upon completion or termination of this Agreement. Unless such information was previously known to the receiving party free of any obligation to keep it confidential, or has been or is subsequently made public by the providing party or a third party with a right to disclose such information, it shall be held in confidence by the receiving party, shall not be disclosed to any third party by the receiving party, shall be used only for the purposes hereunder, and may be used for other purposes only upon such terms and conditions as may be mutually agreed upon in writing; provided, however, that the receiving party may disclose the Confidential Information as may be required by law, rule, regulation or court order or decree, or if the receiving party reasonably determines (following advance notice to and opportunity to comment by the other party) that such disclosure is necessary in order to comply with applicable law.

Both parties acknowledge that disclosure of any Confidential Information by the receiving party will give rise to irreparable injury to the providing party, inadequately compensable in damages. Accordingly, the providing party may seek and obtain injunctive relief against the breach or threatened breach of the foregoing undertakings, in addition to any other legal remedies which may be available. Both parties acknowledge and agree that the covenants contained herein are necessary for the protection of legitimate business interests of the providing party and are reasonable in scope and content.

Notwithstanding anything to the contrary, in the event that Andrews incorporates any of its Confidential Information into the Services, GBRC shall have the right to use, disclose and sublicense such Confidential Information.

7. **Warranty.** The Services provided by Andrews shall be produced in a workmanlike manner and shall be rendered by qualified personnel who will perform the tasks assigned consistent with good professional practice and the state of the art involved. Andrews warrants and represents that he has not and shall not grant any rights to any third parties inconsistent with the provisions of this Agreement.

EXCEPT FOR THE LIMITED WARRANTIES SET FORTH IN THIS SECTION 8, ANDREWS MAKES NO ADDITIONAL WARRANTIES.

Termination and Cancellation. Either party may terminate this Agreement anytime after six months from the effective date of this Agreement with or without cause or reason. In the event either party elects to terminate this agreement, they must give the other party written notice by facsimile or registered mail 30 days before the effective date of termination. If GBRC terminates Andrews under this Consulting Agreement anytime after six (6) months, then GBRC shall immediately pay Andrews the remaining six months compensation in the form of a 25% cash balance payment, and the balance in S-8 shares priced at 10% off the market. GBRC grants Andrews the right to keep his stock warrants under this agreement regardless of which party terminates.

8. **Limitation of Liability.** IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), PRODUCT LIABILITY, OR OTHERWISE, AND WHETHER OR NOT SUCH PARTY HAS

BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. The parties have agreed that the limitations specified in this Section 10 will survive and apply even if any limited remedy specified in this Agreement is found to have failed of its essential purpose.

9. **Compliance with Laws.** Andrews shall comply with all applicable federal and state laws and regulations relating in any way to its performance or compensation under this Agreement.

10. **Applicable Law.** This Agreement shall be deemed to be a contract made under the laws of Nevada and for all purposes it, plus any related or supplemental documents and notices, shall be construed in accordance with and governed by the laws of the Nevada exclusive of its choice of law rules. Any dispute by either party arising out of or relating to this Agreement shall be finally settled by binding arbitration in the State of Delaware or such other place as the parties may mutually agree, under the Rules of the American Arbitration Association (the "AAA"), by one (1) or more arbitrators reasonably familiar with the technology and business covered by this Agreement, appointed by mutual agreement of the parties. If the parties cannot agree upon an arbitrator, then each shall appoint one (1) arbitrator and the two (2) arbitrators shall select a third (3rd) arbitrator. If the arbitrators selected by the parties cannot agree upon the choice of a third (3rd) arbitrator within ten (10) days after their nomination, then the third (3rd) arbitrator shall be appointed by the AAA. The arbitrators shall apply Nevada law to the merits of any dispute or claim. No depositions or discovery request shall be allowed and all parties may make one submission only before a hearing, if one is requested. The decision of the arbitrators shall be final and binding upon the parties, shall not be subject to appeal, and shall address the issues of costs of the arbitration and all matters relating to such arbitration. Judgment on the award entered by the arbitrators may be entered in any court having jurisdiction thereof and neither party shall sue the other party except for enforcement of the arbitrator's decision.

11. **Assignment and Delegation.**

> **(a) By Andrews:** Andrews may not sell, transfer, assign or otherwise convey any of its rights or obligations under this Agreement to any other person without the express prior written consent of GBRC. Any such assignment without such consent shall be null and void.
>
> **(b) By GBRC:** GBRC may not sell, transfer, assign or otherwise convey any of its rights or obligations under this Agreement to any other person without the express prior written consent of Andrews. Any such assignment without such consent shall be null and void.

12. **Sub-Contractors.** Andrews may engage or make use of subcontractors for the purpose of providing the Services. If GBRC requests these sub-contractors to perform separate or distinct services in addition to what Andrews is performing, then GBRC will enter into an agreement with them directly. If these sub-contractors are only assisting Andrews in performing services to GBRC, then Andrews will pay them out of his earned compensation.

13. **Notices.** All notices to either party shall be in writing and shall be directed to the address stated below (unless notice of an address change is given). Any notices or other communications so addressed shall be deemed duly served if delivered in person or sent by certified mail or facsimile, confirmed by certified mail, return receipt requested.

If to GBRC:

GBRC INC.
1000 Atrium Way
Atrium One, Suite 100
Mount Laurel, New Jersey 08054
Attn: Mr. Ken Kinsella, CEO

If to Andrews: Jeff Andrews
8 Cushman Road
Rosemont, Pennsylvania 19010

14. **No Waiver.** No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

15. **Entire Agreement.** This Agreement, including any Schedules hereto and made a part hereof, constitutes and expresses the entire agreement and understanding between the parties, on the subject matter herein. All previous discussions, promises, representations and understandings between the parties relative to this Agreement, if any, have been merged into this document.

16. **Independent Contractors.** The relationship of the parties is that of independent contractors. Nothing in the Agreement shall be construed to mean that the parties are members of any partnership, joint venture, association, syndicate or other entity or to confer on either party any express, implied or apparent authority to incur any obligation or liability on behalf of the other party. Nothing in this Agreement shall be construed to mean that Andrews is considered an employee of GBRC. Andrews controls his own schedule, services provided, time commitments, and to perform said services at the request of GBRC, but Andrews recognizes he is not an employee of GBRC, and is responsible for his own federal and state income taxes.

17. **Severability.** In the event that any term or provision of this Agreement is determined to be unlawful or unenforceable, such term or provision shall be deemed severed from this Agreement and all remaining terms and provisions of this Agreement shall remain in full force and effect.

18. **Disclosure.** Both parties acknowledge and agree that it may be necessary for one party to disclose the fact of the Andrews's retention, the duties performed and the compensation paid, should there be proper inquiry from such a source as an authorized U.S. or state government agency or should either party believe it has a legal obligation to disclose such information and each party hereby authorizes any such disclosures.

19. **Amendments.** This Agreement may not be and shall not be deemed or construed to have been modified, amended, rescinded, canceled or waived in whole or in part, except by written instrument signed by the parties hereto.

20. **Force Maieure.** Neither party shall be liable to the other party for any delay in performance or nonperformance of any provision of this Agreement resulting from state or governmental action; riots, war, acts of terrorism, sabotage, strikes, lock-outs, prolonged shortage of energy, fire, flood, hurricane, earthquakes, lightning, and explosion, provided that each party shall promptly notify the other party of the occurrence of such event and shall estimate the probable delay resulting therefrom.

21. **Headings.** The headings in this Agreement are inserted for convenience and identification only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any other provision hereof.

22. **Authority to Execute.** Each party represents and warrants that it has the legal power and authority to enter into this Agreement and that it has not made and will not make any

commitments to the other inconsistent with such rights.

ANDREWS ACKNOWLEDGES AND UNDERSTANDS THAT THIS CONSULTING AGREEMENT MAY REQUIRE APPROVAL BY THE BOARD OF DIRECTORS.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

GLOBAL RESOURCE CORPORATION

By: ________________________
Name: Mr. Ken Kinsella
Title: CEO

JEFF ANDREWS

By: ________________________
Name: Jeff Andrews

Exhibit A

Base Salary	$180,000.00
Health benefits 750 per month x 12 months	$ 9,000.00
Car Allowance given up 500 x 12	$ 6,000.00
Life Insurance	$ 6,500.00
PICPA and AICPA Dues	$ 550.00
Seminars requires 199 x 5	$ 995.00
Phone 150 x 12	$ 1800.00
Total Value of Contract for one Year	$204,845.00
Total Cash	$120,000.00
Balance in S-8 shares of Stock	84,845 10% discount to market

Andrews is considered an Independent Consultant to GBRC and will receive a 1099 tax status.